FREE WRITING PROSPECTUS Dated August 8, 2023	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-08

Subject: ABS: $1.038+BLN World Omni Prime Auto Loan (WOART) 2023-C - Pxg Details

WORLD OMNI AUTO RECEIVABLES TRUST 2023-C (WOART 2023-C)

JOINT BOOKRUNNERS: BofA (struc), JPM, MUFG and Truist

CO-MANAGERS: MIZ, WF

CLS	$SZ($mm)	WAL	SP/FTCH	EXP	LEGAL	BENCH		YIELD	PRICE	CPN
A-1	216.100	0.23	A-1+/F1+	02/24	08/15/24	I-CURV	+ 18	5.607	100.00000	5.607
A-2a	221.500	1.10	AAA/AAA	05/25	12/15/26	I-CURV	+ 41	5.641	99.99385	5.57
A-2b	154.000	1.10	AAA/AAA	05/25	12/15/26	SOFR30A	+ 41		100.00000
A-3	316.300	2.58	AAA/AAA	03/27	11/15/28	I-CURV	+ 67	5.211	99.98727	5.15
A-4	84.000	3.77	AAA/AAA	06/27	11/15/29	I-CURV	+ 80	5.089	99.97990	5.03
B	31.200	3.83	AA/AA	06/27	11/15/29	I-CURV
C	15.650	3.83	A/A	06/27	09/16/30	I-CURV

BILL & DELIVER	: BofA	DEAL SIZE	: $1,038.750mm
EXPECTED RATINGS	: S&P, Fitch	BBG TICKER	: WOART 2023-C SSAP: world1
ERISA ELIGIBLE	: Yes	FORMAT	: SEC Registered
EXPECTED SETTLE	: 8/16/23	FIRST PAY DATE	: 9/15/23
MIN DENOMS	: $1k x $1k	PXG SPEED	: 1.3% ABS to 10% Call
CUSIPS A1 : 98164FAA0
A2A	:	98164FAB8
A2B	:	98164FAC6
A3	:	98164FAD4
A4	:	98164FAE2
B	:	98164FAF9
C	:	98164FAG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.